Exhibit 99.1

Ollie Bargain Outlet Announces Unexpected Passing of
Chairman of the Board, President and CEO, Mark Butler

Harrisburg, PA., December 2, 2019 –The board of directors of Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) today announced with profound sadness that Founder, Chairman of the Board, President and CEO Mark Butler, 61, passed away unexpectedly while spending the Thanksgiving Holiday weekend with his family.

“Mark was an exceptional entrepreneur, merchant, leader, philanthropist, friend and family man,” said board member Richard Zannino on behalf of the entire board of directors. “From ringing the first sale in the first Ollie’s store in Mechanicsburg, PA in 1982, to leading the Company’s highly profitable growth to 345 stores in 25 states, Mark built a successful and enduring retail concept, assembled an incredible team, created thousands of jobs and delivered millions of bargains to our customers, while delivering exceptional shareholder value along the way.”

Zannino continued, “We will dearly miss Mark and extend our heartfelt sympathy and condolences to Mark’s entire family.”

Effective immediately, the board of directors has named John Swygert as interim President and CEO. John has been serving as Executive Vice President and Chief Operating Officer since January 2018 and prior to this served as Ollie’s Chief Financial Officer since 2004.

Zannino concluded, “During his 15 year tenure, John worked closely with Mark and played an integral role in the growth and success of Ollie’s. Together, they built a talented, passionate and high-performing management team.  Based on John’s intimate knowledge of the Company and the closeout business, and the strength and tenure of the Ollie’s team, the board has the utmost confidence in John’s ability to successfully lead the Company at this time.  We will continue to support them in every way possible.”

About Ollie’s
We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 345 stores in 25 states throughout the Eastern half of the United States. For more information, visit www.ollies.us.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Dan Haines
Vice President – Marketing & Advertising
717-579-9377
danhaines@ollies.us